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                                                                    Exhibit 99.1


RF Micro Devices, Inc. Announces Two-for-One Stock Split

         GREENSBORO, N.C., March 3 -- RF Micro Devices, Inc. (Nasdaq: RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, today announced that its Board of Directors has approved a two-for-one stock split. The stock split will be effected as a 100% stock dividend. Shareholders of record on March 17, 1999 will be issued a certificate representing one additional share of common stock for each share of common stock held on the record date. The additional shares will be mailed or delivered on or about March 31, 1999 by the Company's transfer agent, First Union Shareholder Services Group. Upon completion of the split, the Company will have approximately 39.3 million shares outstanding.

         RF Micro Devices, Inc., an ISO 9001 certified manufacturer, designs, develops, manufactures and markets proprietary RFICs for wireless communications applications such as cellular and PCS phones, cordless phones, wireless LANs, wireless local loop handsets, industrial radios, wireless security and remote meter reading. The Company offers a broad array of products -- including amplifiers, mixers, modulators/demodulators, and single-chip receivers, transmitters and transceivers -- that represent a substantial majority of the RFICs required in wireless subscriber equipment. The Company's strategy is to focus on wireless markets by offering a broad range of standard and custom designed RFICs in order to position itself as a "one-stop" solution for its customers' RFIC needs. RF Micro Devices, Inc. is traded on the Nasdaq National Market under the symbol RFMD.

         This press release contains forward-looking statements that relate to the Company's plans, objectives, estimates and goals. Words such as "expects," "anticipates," "intends," "plans," "believes," and "estimates," and variations of such words and similar expressions identify such forward-looking statements. These statements are subject to numerous risks and uncertainties, including probable variability in the Company's quarterly operating results, dependence on a limited number of customers, variability in production yields, risks associated with the Company's operation of a wafer fabrication facility, dependence on third parties and risks associated with doing business in Asia or other areas of the world. These and other risks and uncertainties, which are described in more detail in the Company's Annual Report on Form 10-K and the Company's Prospectus dated January 21, 1999 included in its Registration Statement on Form S-3 (Registration No. 333-69501) filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

SOURCE: RF Micro Devices, Inc.